Exhibit 3.261

BY-LAWS

OF

MARTIAL DEVELOPMENT CORP.

Section 1. Annual Meeting. The annual meeting of shareholders shall be held at 10 a.m. on the first Thursday of March of each year upon not less than ten nor more than sixty days’ written notice of the time, place and purposes of the meeting at the principal office of the corporation, or such other time and place as shall be specified in the notice of meeting in order to elect directors of the corporation and transact such other business as shall come before the meeting. If that date is a legal holiday, the meeting shall be held at the same hour on the next succeeding business day.

Section 2. Special Meetings of Shareholders. Special meetings of shareholders may be called for any purpose or purposes, by the president or by the board or by any member of the board. Special meetings shall be held at the principal office of the corporation or at such place as shall be specified in the notice of meeting. Special meetings shall be held at the principal office of the corporation or at such place as shall be specified in the notice of meeting. Special meetings shall be called upon written notice of the time, place and purposes of the meeting given not less than ten nor more than sixty days prior to the date of the meeting.

Section 3. Waivers of Notice of Shareholder Meetings: Adjournments. Notice of a meeting of shareholders need not be given to any shareholder who signs a waiver of such notice, in person or by proxy, whether before or after the meeting. The attendance of any shareholder at a meeting, in person or by proxy, without protesting prior to the conclusion of the meeting the lack of notice of such meeting, shall constitute a waiver of notice by such shareholder. When any meeting is adjourned to another time or place, it shall not be necessary to give notice of the adjourned meeting if the time and place to which the meeting is adjourned are announced at the meeting at which the adjournment is taken and at the adjourned meeting only such business is transacted as might have been transacted at the original meeting.

Section 4. Action Without Shareholder Meeting. Any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting if all the shareholders entitled to vote thereon consent thereto in writing and such written consents are filed with the minutes of the proceedings of shareholders.

Section 5. Board of Directors: General Powers. The business and affairs of the corporation shall be managed by or under the direction of its board of directors (hereinafter referred to as the “board”).

Section 6. Number and Term of Directors: Regular Meetings. The number of directors shall be not less than one nor more than 25 as may be determined from time to time by the board. The term of office of each director shall be from the time of election and qualification until the annual meeting of shareholders next succeeding such election and until a successor shall have been elected and shall have qualified. A regular meeting of the board for the election of officers and such other business as may come before the meeting shall be held within 60 days following the annual meeting of shareholders. The board may provide by resolution adopted at any meeting of the board for additional regular meetings which may be held without notice.

Section 7. Special Meetings of the Board. Special meetings of the board for any purpose or purposes may be called at any time by any one of the directors. Such meetings shall be held upon two days notice given personally or by telephone or telegraph, or by four days notice given by depositing notice in the mails, postage prepaid. Such notice shall specify the time and place of the meeting.

Section 8. Waivers of Notice of Board Meetings; Adjournment. Notice of a meeting of the board need not be given to any director who signs a waiver of notice whether before or after the meeting, or who attends the meeting without protesting the lack of notice prior to the conclusion of the meeting. Neither the business to be transacted at, nor the purpose of, any meeting of the board need be specified in the notice or waiver of notice of such meeting. Notice of an adjourned meeting need not be given if the time and place are fixed at the meeting adjourning and if the period of adjournment does not exceed ten days in any one adjournment.

Section 9. Action Without Meeting. The board or any committee thereof may act without a meeting if, prior or subsequent to such action, each member of the board or of each committee shall consent in writing to such action. Such written consent or consents shall be filed with the minutes of the corporation.

Section 10. Quorum of Board of Directors. One director shall constitute a quorum of the board for the transaction of business unless either the board consists of two directors, in which case two directors shall constitute a quorum, or the board consists of three or more directors, in which case a majority of the directors shall constitute a quorum.

Section 11. Vacancies in the Board of Directors. Unless otherwise provided in the Certificate of Incorporation, any vacancy in the board, including a vacancy caused by an increase in the number of directors, may be filled by the affirmative vote of a majority of the remaining directors, even though less than a quorum of the board, or by a sole remaining director.

Section 12. Officers. At its regular meeting following the annual meeting of shareholders, the board shall elect a president, a treasurer, a secretary, and such other officers as it shall deem necessary. One person may hold two or more offices but no officer shall execute, acknowledge or verify any instrument in more than one capacity if such instrument is required by law or by these by-laws to be executed, acknowledged or verified by two or more officers. The duties and authority of the officers shall be determined from time to time by the board. Subject to any such determination, the officers shall have the following duties and authority:

(a) The president shall be chief executive officer of the corporation and shall have general charge and supervision over and responsibility for the affairs of the corporation. The president shall preside at all meetings of the shareholders and at all meetings of the board. Unless otherwise directed by the board, all other officers shall be subject to the authority and the supervision of the president. The president may enter into and execute in the name of the corporation contracts or other instruments not in the regular course of business which are authorized, either generally or specifically, by the board. The president shall have the general powers and duties of management usually vested in the office of president of a corporation. The president may delegate from time to time to any other officer, any or all of the foregoing duties and authority.

(b) Vice presidents, if elected, shall have such duties and possess such authority as may be delegated to them by the president.

(c) The treasurer shall have the custody of the funds and securities of the corporation and shall keep or cause to be kept regular books of account for the corporation. The treasurer shall perform such other duties and possess such other authority as are incident to the office or as shall be assigned by the president or the board.

(d) Assistant treasurers, if elected, shall have such duties and possess such authority as may be delegated to them by the treasurer.

(e) The secretary or assistant secretary shall cause notices of all meetings to be served as prescribed in these by-laws and shall keep or cause to be kept the minutes of all meetings of the shareholders and the board. The secretary or assistant secretary shall have charge of the seal of the corporation and shall perform such other duties and possess such authority as are incident to the office or as shall be assigned by the president or the board.

Section 13. Payment to Officers. Any payments made to an officer of the corporation such as a salary, commission, bonus, interest or rent or travel and entertainment expense which shall be disallowed in whole or in part as a deductible expense for Federal income tax purposes by the Internal Revenue Service, shall be reimbursed by such officer to the corporation to the full extent of such disallowance. It shall be the duty of the directors, as a board, to enforce payment of each such amount disallowed. In lieu of payment by the officer, subject to the determination of the directors and subject to applicable law, proportionate amounts may be withheld from future compensation payments until the amount owed to the corporation has been recovered.

Section 14. Loans to Directors, Officers, Employees. The corporation may lend money to, or guarantee any obligation of, or otherwise assist, any officer or other employee of the corporation whenever the board determines that such loan, guarantee, or assistance may reasonably be expected to benefit the corporation.

Section 15. Force and Effect of By-Laws. These by-laws are subject to the provisions of the New Jersey Business Corporation Act (the “Act”) and the Certificate of Incorporation as they may be amended from time to time. If any provision in these by-laws is inconsistent with a provision in the Act or the Certificate of Incorporation, the provision of the Act or the Certificate of Incorporation shall govern to the extent of such inconsistency.

BY-LAWS

OF

CEASARS PALACE REALTY CORP.

(a Nevada – corporation)

ARTICLE I

ANNUAL MEETING

The annual meeting of the stockholders shall be held at the office of the corporation in the City of Miami, State of Florida, on the 20th day of September in each year.

ARTICLE II

SPECIAL MEETING

Special meetings of the stockholders may be called by the President or a Vice President, by two members of the Board of Directors, or by holders of 25% or more of the capital stock.

ARTICLE III

NOTICE OF MEETINGS

Notice of every meeting, whether annual or special, shall be in writing signed by an officer of the corporation. Such notice shall state the time when and place where the meeting is to be held, and a copy shall be served, either personally or by mail, upon each stockholder of record entitled to vote at such meeting, not less than ten days before the meeting, unless different notice is required by statute. Except as otherwise required by statute, published or written notice in any case may be waived in writing by the stockholders. In the case of special meetings, written notice must unless waived by stockholders be given to each stockholder.

ARTICLE IV

QUORUM

At all stockholders’ meetings a quorum shall (save as otherwise provided by statute) consist of a majority of the stock outstanding and entitled to vote in person or by proxy.

ARTICLE V

ELECTION OF DIRECTORS

The number of directors shall be three (3). Directors shall be elected at each annual meeting and shall hold office for one year and thereafter until their successors are elected and qualify. Vacancies, however occurring during the year may be filled by a majority of the remaining directors. Directors need not be stockholders unless required by statute.

ARTICLE VI

MEETINGS OF DIRECTORS

The board shall meet whenever and wherever called together by the Chairman upon notice to each director, which need not exceed two days, and may be held at the office of the corporation, or such other places as the board may from time to time determine. If any member be where he cannot conveniently be notified, except where otherwise required by statute, a meeting held without notice to such member shall be valid, provided he shall thereafter assent in writing to any proceedings of the meeting. On the written request of any director, the Secretary shall call a special meeting of the board. A majority of directors shall constitute a quorum. Whenever the board is authorized to take any action after notice, such notice may be waived, in writing, before or after the holding of the meeting by the directors entitled to such notice.

ARTICLE VII

ELECTION OF OFFICERS

After the election of the directors, the board shall elect a President, one or more Vice-Presidents, a Secretary, and a Treasurer, and the directors may from time to time appoint such other officers as they deem necessary to serve at the pleasure of the board. The President shall be elected from their own number. Except as otherwise provided by statute any two offices may be held by the same person.

ARTICLE VIII

POWERS AND DUTIES OF OFFICERS

The President shall preside at all meetings of the Board of Directors, and shall act as temporary chairman and call to order all meetings of the stockholders. The term of office of all officers shall be until the next election of directors and until their respective successors are chosen and qualified, but any officer may be removed from office at any time with or without cause by the Board of Directors. Vacancies in the offices shall be filled by the Board of Directors. The officers of the corporation shall have such powers and duties except as modified by the Board of Directors as generally pertain to their offices respectively, as well as such powers and duties as from time to time shall be conferred by the Board of Directors. The Board of Directors are authorized to select such depositories as they shall deem proper for the funds of the corporation, and all checks and drafts against such deposited funds shall be signed by officers or persons to be specified by the Board of Directors.

ARTICLE IX

CERTIFICATES OF STOCK

Certificates of stock shall be numbered and signed in the order in which they are issued and shall be signed by the President or a Vice-President and by the Secretary or an Assistant Secretary, and the seal of the company shall be affixed thereto.

ARTICLE X

TRANSFERS OF SHARES

Transfers of shares shall be made only upon the books of the company and only in pursuance of the request of the holder in person, or by the holder of power of attorney duly executed and filed with the Secretary, and this only on the surrender to the Secretary of the certificate or certificates of stock.

ARTICLE XI

POWERS OF DIRECTORS

The Board of Directors shall exercise all of the powers of the corporation, subject to the restrictions imposed by law or by these by-laws, and they shall have general management and control of the affairs of the corporation. They shall set aside from the earnings such sum or sums as in their discretion may be deemed advisable for improvements or reserves; they may declare and pay dividends out of the surplus profits of the corporation at such times as they deem proper, and they shall have power to borrow money, to make and issue notes, bonds and other negotiable and transferable instruments, deeds of trust and trust agreements. Any of the powers of the board in relation to the ordinary business of the company may be delegated to any committee, officer or agent upon such terms as they think fit. All of such powers shall be subject to any statutory requirement or limitation.

ARTICLE XII

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The corporation shall indemnify and save harmless all or any of the officers and directors of the corporation from and against expenses actually and necessarily incurred by them in connection with the defense of any action, suit or proceeding in which any such director or officer by virtue of his office may be made a party, except if such officer or director is finally adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of his duties he shall not be so indemnified and held harmless.

ARTICLE XIII

CORPORATE SEAL

The corporate seal of the corporation shall be in such form as the Board of Directors shall prescribe.

ARTICLE XIV

FISCAL YEAR

The fiscal year of the corporation shall end on the 31st day of July in each year.

ARTICLE XV

AMENDMENTS

The directors may make and alter any By-Laws, subject to approval by shareholders where provided by statute, including any increase or decrease in the number of directors, provided that the Board of Directors shall not make or alter any By-Laws fixing their qualifications, classifications or term of office.

10